Exhibit 4.2

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, this “Agreement”), dated as of February 8, 2017, is made by and among Yorktown and ECP (each as defined herein) (collectively, the “Sponsors”) and Ramaco Resources, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Yorktown and ECP, as the holders of the majority of the Company Shares owned by the stockholders of the Company, and the Company wish to enter into this Agreement in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the parties hereto hereby agree as follows.

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that no Shareholder shall be deemed an Affiliate of the Company or any of its subsidiaries for purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble.

“Articles of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Common Stock” means the shares of common stock of the Company, including any shares of common stock of the Company issuable upon the exercise of any warrant or other right to acquire shares of common stock of the Company.

“Company” has the meaning set forth in the preamble.

“Company Shares” means the shares of Common Stock or other equity securities of the Company and any securities into which such shares of Common Stock or other equity securities shall have been changed or any securities resulting from any reclassification or recapitalization of such shares of Common Stock or other equity securities.

“ECP” means Energy Capital Partners Mezzanine Opportunities Fund, LP, Energy Capital Partners Mezzanine Opportunities Fund A, LP and ECP Mezzanine B (Ramaco IP), LP and each of their respective Affiliates that is or becomes a Shareholder hereunder.

“ECP Director” has the meaning set forth in Section 3.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are permitted by law and within such party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Shares, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Person” means any individual, partnership, limited liability company, corporation, trust, association, estate, unincorporated organization or a government or any agency or political subdivision thereof.

“Preferred Stock Designation” has the meaning set forth in the Articles of Incorporation.

“Qualifying Shareholder” means each of Yorktown and ECP, so long as such Sponsor holds Company Shares.

“Shareholder” means any holder of Company Shares that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.

“Sponsor” has the meaning set forth in the preamble.

“Sponsor Director” means any director designated for nomination by Yorktown or ECP.

“Unaffiliated Director” means a director that meets the independence criteria set forth in Rule 10A-3 under the Exchange Act.

“Yorktown” means, collectively, Yorktown Energy Partners IX, L.P., Yorktown Energy Partners X, L.P. and Yorktown Energy Partners XI, L.P. and each of their respective Affiliates that is or becomes a Shareholder hereunder.

“Yorktown Director” has the meaning set forth in Section 3.1(a).

Section 1.2    Other Interpretive Provisions.

(a)     The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c)    The term “including” is not limiting and means “including without limitation.”

(d)    The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)    Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement:

Section 2.1    Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such party is duly organized and validly existing under the laws of its respective jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

Section 2.2    Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected; or (c) violate any law applicable to such party.

Section 2.3    Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

ARTICLE III

GOVERNANCE

Section 3.1    Board of Directors.

(a)    Initial Composition of the Board. The Board of Directors is initially comprised of eight (8) directors, (A) two (2) of whom were designated by Yorktown, initially Bryan H. Lawrence and W. Howard Keenan, Jr. and thereafter designated pursuant to Section 3.1(b) of this Agreement (each, a “Yorktown Director”), (B) two (2) of whom were designated by ECP, initially Tyler Reeder and Trent Kososki and thereafter pursuant to Section 3.1(c) of this Agreement (each, a “ECP Director”), (C) one (1) of whom is the Executive Chairman of the Company, initially Randall Atkins, (D) one (1) of whom is the President and Chief Executive Officer of the Company, initially Michael Bauersachs and (E) two (2) of whom are Unaffiliated Directors, initially Richard M. Whiting and Patrick C. Graney, III.

(b)    Yorktown Representation. Following the date hereof, for so long as Yorktown holds at least the percentage of Company Shares shown below, the Company shall, and the Sponsors shall take all Necessary Action to, include in the slate of nominees recommended by the Board of Directors for election as directors at each applicable annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by Yorktown that, if elected, will result in Yorktown having the number of directors serving on the Board of Directors that is shown below; provided that it is understood that Yorktown’s designation rights under this Section 3.1(b) are exercisable at its option and that Yorktown may designate a number of directors to serve on the Board of Directors that is less than the number that is shown below (or none at all).

Percent of Company Shares Owned	Number of Yorktown Directors
50% or greater	5
25% or greater, up to 50%	3
10% or greater, up to 25%	2
5% or greater, up to 10%	1

(c)    ECP Representation. Following the date hereof, for so long as ECP holds at least the percentage of Company Shares shown below, the Company shall, and the Sponsors shall take all Necessary Action to, include in the slate of nominees recommended by the Board of Directors for election as directors at each applicable annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by ECP that, if elected, will result in ECP having the number of directors serving on the Board of Directors that is shown below; provided that it is understood that ECP’s designation rights under this Section 3.1(c) are exercisable at its option and that ECP may designate a number of directors to serve on the Board of Directors that is less than the number that is shown below (or none at all).

Percent of Company Shares Owned	Number of ECP Directors
10% or greater	2
5% or greater, up to 10%	1

(d)    Decrease in Directors. Upon any decrease in the number of directors that a Sponsor is entitled to designate for nomination to the Board of Directors, such Sponsor shall take all Necessary Action to cause the appropriate number of Sponsor Directors to offer to tender their resignation, effective as of the Company’s next annual meeting. If such resignation is then accepted by the Board of Directors, the Company and the Sponsors shall take all Necessary Action to cause the authorized size of the Board of Directors to be reduced accordingly. For the avoidance of doubt, any Sponsor Director resigning pursuant to this Section 3.1(d) shall be permitted to continue serving as a Sponsor Director until the Company’s next annual meeting.

(e)    Removal; Vacancies. Except as provided in Section 3.1(d), and subject to the Articles of Incorporation, (i) each Sponsor shall have the exclusive right to remove its designees from the Board of Directors, and the Company and the Sponsors shall take all Necessary Action to cause the removal of any such designee at the request of the designating Sponsor and (ii) each Sponsor shall have the exclusive right to designate directors for election to the Board of Directors to fill vacancies created by reason of death, removal or resignation of its designees to the Board of Directors, and the Company and the Sponsors shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by such designating Sponsor as promptly as reasonably practicable. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, no Sponsor shall have the right to designate a replacement director, and the Company and the Sponsors shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board of Directors would result in a number of directors designated by such Sponsor in excess of the number of directors that such Sponsor is then entitled to designate for membership on the Board of Directors pursuant to this Agreement.

(f)    Additional Directors. For so long as any Sponsor has the right to designate at least one (1) director for nomination under this Agreement, the Company will take all Necessary Action to ensure that the number of directors serving on the Board of Directors shall not exceed eight (8) (exclusive of any directors who may be elected by the holders of any class or series of Preferred Stock specified in the related Preferred Stock Designation); provided, that the number of directors may be increased if necessary to (i) satisfy the requirements of applicable laws and stock exchange regulations or (ii) provide a Sponsor with the number of Sponsor Directors that such Sponsor is entitled to designate under this Article III.

(g)    Committees. Subject to applicable laws and stock exchange regulations, each of Yorktown and ECP shall have the right to have a representative appointed to serve on each committee of the Board of Directors for so long as such Sponsor has the right to designate at least one (1) director for election to the Board of Directors.

(h)    Reimbursement of Expenses. The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and any committees thereof, including travel, lodging and meal expenses.

Section 3.2    Voting Agreement. Each of the Company and the Sponsors agrees not to take any actions that would affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Board of Directors as herein stated. Each Sponsor agrees to cast all votes to which such Sponsor is entitled in respect of its Company Shares, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board of Directors those individuals designated in accordance with this Article III and to otherwise effect the intent of this Article III. Each Sponsor agrees not to take action to remove each other’s director nominees from office pursuant to the Articles of Incorporation unless such removal is for cause.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1    Assignment; Benefit.

(a)    The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto. Any such assignee may not again assign those rights, other than in accordance with this Article IV. Any attempted assignment of rights or obligations in violation of this Article IV shall be null and void.

(b)    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement.

Section 4.2    Termination.

(a)    Article III shall terminate automatically (without any action by any party hereto) as to each Shareholder upon the later of (i) the time at which such Shareholder no longer has the right to designate an individual for nomination to the Board of Directors under this Agreement and (ii) the time at which the Shareholders cease to hold in aggregate at least fifty percent (50%) of the outstanding shares of Company Shares. The remainder of this Agreement shall terminate automatically (without any action by any party hereto) as to each Shareholder when such Shareholder ceases to hold any Company Shares.

(b)    Section 3.1(b) shall terminate automatically (without any action by any party hereto) upon Yorktown providing written notice to ECP and the Company.

Section 4.3    Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.4    Entire Agreement; Amendment.

(a)    This Agreement sets forth the entire understanding and agreement between the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without the express written consent of the Company and the Shareholders holding in aggregate more than fifty percent (50%) of the Company Shares held by the Shareholders; provided that any such amendment, modification or waiver that (i) would be materially adverse in any respect to any Qualifying Shareholder shall require the prior written consent of such Qualifying Shareholder or (ii) would be disproportionately adverse to any Sponsor relative to the Qualifying Shareholders (or, to the extent there are no Qualifying Shareholders, relative to the other Sponsors) shall require the prior written consent of such disproportionately adversely affected Sponsor.

(b)    No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(c)    Except as contemplated hereby, there are no other agreements with respect to the governance of the Company between any Shareholders or any of their Affiliates. No Stockholder shall enter into any stockholder agreements or arrangements of any kind with any Person with respect to any Company Shares on terms inconsistent with the provisions of this Agreement (whether or not such agreements or arrangements are with other Shareholders or with Persons that are not parties to this Agreement).

Section 4.5    Counterparts. This Agreement may be executed in any number of separate counterparts (including by electronic means) each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

Section 4.6    Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered by personal hand-delivery, by facsimile transmission, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery (and such notice shall be deemed to have been duly given, made or delivered (a) on the date received, if delivered by personal hand delivery, (b) on the date received, if delivered by facsimile transmission or by registered first-class mail prior to 5:00 p.m. prevailing local time on a Business Day, or if delivered after 5:00 p.m. prevailing local time on a Business Day or on other than a Business Day, on the first Business Day thereafter and (c) two (2) Business Days after being sent by air courier guaranteeing overnight delivery), addressed to the Shareholder at the following addresses (or at such other address for a Shareholder as shall be specified by like notice):

if to Yorktown, to:

Yorktown Partners LLC

410 Park Avenue

New York, New York 10022

Facsimile: 212-515-2105

Attention: Bryan H. Lawrence

with a copy (which shall not constitute notice) to:

Thompson & Knight L.L.P.

1722 Routh St #1500

Dallas, Texas 75201

Facsimile: (214) 999-9001

Attention: Ann Marie Cowdrey

if to ECP, to:

Energy Capital Partners

1000 Louisiana Street, 52nd Floor

Houston, Texas 77002

Facsimile: (713) 496-3101

Attention: Enoch Varner

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, Texas 77002

Facsimile: (713) 835-3601

Attention: Andrew Calder, P.C. and William J. Benitez

if to the Company to:

Ramaco Resources, Inc.

250 West Main Street, Suite 210

Lexington, Kentucky 40507

Facsimile: (866) 519-5232

Attention: Randall Atkins

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Facsimile: (713) 615-5862

Attention: Julian J. Seiguer

Section 4.7    Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 4.8    Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

Section 4.9    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH SHAREHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY SHAREHOLDER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company or any Shareholder may file an original counterpart or a copy of this Section 4.9 with any court as written evidence of the consent of the Shareholders to the waiver of their rights to trial by jury.

Section 4.10    Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 4.11    Subsequent Acquisition of Shares. Any equity securities of the Company acquired or received subsequent to the date hereof by a Shareholder shall be subject to the terms and conditions of this Agreement and such shares shall be considered to be “Company Shares” as such term is used herein for purposes of this Agreement.

Section 4.12    Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

RAMACO RESOURCES, INC.

By:	/s/ Randall W. Atkins
Name:	Randall W. Atkins
Title:	Executive Chairman

Signature Page to Shareholders’ Agreement

YORKTOWN ENERGY PARTNERS IX, L.P.

By:	Yorktown IX Company LP
its general partner

By:	Yorktown IX Associates LLC
its general partner

By:	/s/ W. Howard Keenan, Jr.
Name:	W. Howard Keenan, Jr.
Title:	Manager

YORKTOWN ENERGY PARTNERS X, L.P.

By:	Yorktown X Company LP
its general partner

By:	Yorktown X Associates LLC
its general partner

By:	/s/ W. Howard Keenan, Jr.
Name:	W. Howard Keenan, Jr.
Title:	Manager

YORKTOWN ENERGY PARTNERS XI, L.P.

By:	Yorktown XI Company LP
its general partner

By:	Yorktown XI Associates LLC
its general partner

By:	/s/ W. Howard Keenan, Jr.
Name:	W. Howard Keenan, Jr.
Title:	Manager

Signature Page to Shareholders’ Agreement

ENERGY CAPITAL PARTNERS MEZZANINE OPPORTUNITIES FUND, LP

By:	Energy Capital Partners Mezzanine GP, LP
its general partner

By:	Energy Capital Partners Mezzanine, LLC,
its general partner

By:	/s/ Tyler Reeder
Name:	Tyler Reeder
Title:	Authorized Signatory

ENERGY CAPITAL PARTNERS MEZZANINE OPPORTUNITIES FUND A, LP

By:	Energy Capital Partners Mezzanine GP, LP
its general partner

By:	Energy Capital Partners Mezzanine, LLC,
its general partner

By:	/s/ Tyler Reeder
Name:	Tyler Reeder
Title:	Authorized Signatory

ECP MEZZANINE B (RAMACO IP), LP

By:	Energy Capital Partners Mezzanine GP, LP
its general partner

By:	Energy Capital Partners Mezzanine, LLC,
its general partner

By:	/s/ Tyler Reeder
Name:	Tyler Reeder
Title:	Authorized Signatory

Signature Page to Shareholders’ Agreement